Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
VACANT LAND PURCHASE AGREEMENT EXTENSIONS --- VACANT LAND PURCHASE AGREEMENT CANCELLATION --- ENTRY INTO SOLAR PHOTOVOLTAIC ASSET SALE AGREEMENT

Vancouver, B.C. – April 13, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, further to the Company's News Releases of October 14 and December 9, 2011, and January 17, February 7, and March 20, 2012, the close of escrow for the Vacant Land Purchase Agreement (the “Yucca Valley East Agreement”), entered into by Coronus Energy Corp. (“Coronus”), the Company’s wholly-owned subsidiary, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Yucca Valley East Agreement, has also been extended. Under the Yucca Valley East Agreement, effective April 4, 2012, the close of escrow has been extended to August 15, 2012, and the Yucca Valley East Agreement is now subject to Coronus’ board of director approval on or before July 31, 2012. Additionally, Coronus is now required to make the following, non-refundable payments to the Seller:

April 30, 2012 - $909
May 31, 2012 - $939
June 30, 2012 - $909
July 31, 2012 - $939
August 15, 2012 - $455

The above, non-refundable payments are separate from the purchase price, and not related to the deposit or installment note.

The Company sought the above extension because it requires additional time to determine whether the property will be suitable for a solar photovoltaic (PV) development under the California Public Utilities Commission’s (CPUC’s) feed-in tariff program for small generators.

Additionally, on April 5, 2012, Coronus entered into a Solar Photovoltaic Asset Sale Agreement (the “Asset Sale Agreement”) with Sycamore Physicians Partners LLC (“Sycamore”). Under the Asset Sale Agreement, Coronus agreed to sell, assign and transfer to Sycamore, Coronus’ sole membership in Coronus Hesperia West 1 LLC (“Coronus Hesperia West 1”). As reported in the Company's News Release of March 20, 2012, Coronus Hesperia West 1 entered into a Power Purchase Agreement (“PPA”) with Southern California Edison (“SCE”). The PPA relates to Coronus’ application for interconnection service and the CREST tariff for a 1.2 MW solar PV power system (the “Hesperia West 1 Project”) on the 20 acre parcel of vacant land, situated west of Hesperia, in the County of San Bernardino, California, Coronus agreed to acquire pursuant to the Hesperia West Vacant Land Purchase

Agreement, as reported in the Company's News Releases of November 10 and December 16, 2011, and January 18, February 7 and 21, 2012. Additionally, under the Asset Sale Agreement, Coronus agreed to assign to Sycamore, the Hesperia West Vacant Land Purchase Agreement. Further, under the Asset Sale Agreement, Coronus agreed to use its best efforts to obtain a second PPA from SCE in relation to the Hesperia West 20 acre parcel, and to sell this PPA (relating to a 1.5 MW solar PV system) to Sycamore if obtained.

Under the Asset Sale Agreement, Sycamore agreed to pay USD $1,726,219 (the “Basic Price”) to Coronus for the sole membership in Coronus Hesperia West 1, the assignment of the Hesperia West Vacant Land Purchase Agreement, and the second PPA. On executing the Asset Sale Agreement, Sycamore agreed to pay USD $817,200 to Coronus, and Coronus agreed to transfer the sole membership in Coronus Hesperia West 1 to Sycamore and to assign the Hesperia West Vacant Land Purchase Agreement to Sycamore. Under the Asset Sale Agreement, Sycamore agreed to pay the balance of the Basic Price, or USD $909,019, to Coronus on delivery of the second PPA. On April 11, 2012, Sycamore paid the USD $817,200 to Coronus, and on April 12, 2012, Coronus transferred the sole membership in Coronus Hesperia West 1 to Sycamore and assigned the Hesperia West Vacant Land Purchase Agreement to Sycamore.

In relation to the Hesperia West 1 Project’s PPA, on transferring the sole membership in Coronus Hesperia West 1 to Sycamore, Coronus is no longer obligated to post and maintain with SCE the Development Security of USD $32,130, as reported in the Company's News Release of March 20, 2012.

Lastly, on April 9, 2012, Coronus’ board of directors rejected the Vacant Land Purchase Agreement (the “Apple Valley East Agreement”), dated September 30, 2011, entered into by Coronus, as Buyer, and Mohamad Kotob, as Seller. Coronus’ board of directors rejected the Apple Valley East Agreement due to lack of certainty as to whether the property would be suitable for a solar PV development under the CPUC’s feed-in tariff program for small generators, coupled with anticipated challenges with the parcel in relation to interconnecting a solar PV system to the grid.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.